Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on December 17, 2024 (“Effective Date”) by and between Vireo Growth Inc., a Delaware corporation (the “Company”) and John Mazarakis, an individual residing in the State of Florida (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Company desires to continue to employ Employee pursuant to the terms of this Agreement and Employee desires to accept such employment pursuant to the terms of this Agreement; and

WHEREAS, during Employee’s employment with the Company, Employee has been and will become acquainted with technical and nontechnical information which the Company has developed, acquired and uses, or which the Company has developed, acquired or used, or will develop, acquire or use, and which is commercially valuable to the Company and which the Company desires to protect, and Employee may contribute to such information through inventions, discoveries, improvements or otherwise.

NOW, THEREFORE, in consideration of the employment of Employee by the Company, and further in consideration of the salary, wages or other compensation and benefits to be provided by the Company to Employee, and for additional mutual covenants and conditions, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the Parties agree as follows:

1.            Nature and Capacity of Employment.

1.1            Title and Duties. Effective as of Effective Date, the Company will employ Employee as its Chief Executive Officer, pursuant to the terms and conditions set forth in this Agreement. The Company will or will cause its appropriate affiliates to appoint the Executive as the Chief Executive Officer of Vireo Health, Inc. and such other affiliates of the Company as appropriate during the Term. The Employee will report to the Company’s Board of Directors (the “Board”) and perform such duties and responsibilities for the Company as the Board may assign to Employee from time to time consistent with Employee’s position. The Employee hereby agrees to act in that capacity under the terms and conditions set forth in this Agreement. Employee shall serve the Company faithfully and to the best of Employee’s ability. Employee shall devote sufficient working time, attention and efforts as may be reasonably necessary to perform Employee’s duties and responsibilities under this Agreement and advance the Company’s business interests. Employee shall follow applicable policies and procedures adopted by the Company or applicable affiliates from time to time, including without limitation the Company’s Code of Conduct, Employee Handbook and other Company policies, including those relating to business ethics, conflict of interest, nondiscrimination and non-harassment. Employee shall not engage in other business activities during Employee’s employment with the Company that could reasonably be expected to prevent Employee from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement. Employee may participate in outside activities including civic, religious and charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of Employee’s duties and responsibilities hereunder.

1.2            No Restrictions. Employee hereby represents and confirms that Employee is under no contractual or legal commitments that would prevent Employee from fulfilling Employee’s duties and responsibilities as set forth in this Agreement.

1.3            Location. Employee’s employment will generally be based in Miami, Florida. Employee acknowledges and agrees that Employee’s position, duties and responsibilities may require regular travel, both in the U.S. and internationally.

2.            Term. Unless terminated at an earlier date in accordance with Section 5, the term of Employee’s employment with the Company under the terms and conditions of this Agreement will be for the period commencing on the Effective Date and ending on the two (2) year anniversary of the Effective Date (the “Initial Term”). On the two (2) year anniversary of the Effective Date, and on each succeeding one (1) year anniversary of the Effective Date (each an “Anniversary Date”), the Term shall be automatically extended until the next Anniversary Date (each a “Renewal Term”), subject to termination on an earlier date in accordance with Section 5. The Initial Term together with any Renewal Terms is the “Term.” The Term shall cease as of the date of the Employee’s termination of employment hereunder.

3.            Restrictive Covenants Agreement. On the Effective Date, Employee is executing a Confidential Information Agreement substantially in the form of Exhibit A attached hereto and made a part hereof (the “Confidentiality Agreement”). Employee acknowledges and agrees that the Company’s execution of this Agreement and agreement to employ Employee are conditioned upon Employee executing the Confidentiality Agreement. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Confidentiality Agreement in any manner.

4.            Compensation, Benefits and Business Expenses.

4.1            Base Salary. As of the Effective Date, the Company agrees to pay or to cause an affiliate to pay Employee an annual base salary of $1.00 USD (the “Base Salary”), which will be paid to the Employee on the payroll date next following the Effective Date and on each payroll date next following the anniversary of the Effective Date during the Term.

4.2            Equity and Incentive Compensation.

(a)            Annual Equity Awards. On the Effective Date and on each anniversary of the Effective Date during the Term, the Company shall issue to the Employee 3,200,000 Subordinate Voting Shares of the Company (or equivalent common shares should Subordinate Voting Shares cease to be available for issuance) (the “Annual Incentive Shares”). The Annual Incentive Shares shall be fully vested when issued. The Company will provide reasonable assistance to the Employee to facilitate the disposition or withholding of a sufficient number of Annual Incentive Shares in order to satisfy the Employee’s tax and withholding obligations with respect to such Annual Incentive Shares in a manner reasonably acceptable to the Employee.

(b)            Restricted Stock Units.

i.            Time-Vested Awards. Within 30 days following the Effective Date, the Company shall issue to the Employee 19,000,000 Restricted Stock Units settled in Subordinate Voting Shares of the Company (or equivalent common shares should Subordinate Voting Shares cease to be available for issuance) (the “Time-Vested RSU’s”). The Time-Vested RSU’s shall become 50% vested upon the first anniversary of the Effective Date and the balance shall continue to vest at the rate of 12.5% every three months thereafter until fully vested provided that Employee remains employed by the Company or an affiliate as of each applicable vesting date. Vesting will accelerate and the Time-Vested RSUs will be 100% vested in the event that the Employee is terminated by the Company for any reason other than for Cause, upon a resignation by the Employee for Good Reason, upon the Employee’s death or Disability or upon the consummation of a transaction constituting a Change in Control. The award of Time-Vested RSU’s may be subject to the terms of an award agreement reasonably acceptable to the Employee that otherwise conforms to the requirements of this Section.

ii.           Performance-Vested Awards. Within 30 days following the Effective Date, the Company shall issue to the Employee 19,000,000 Restricted Stock Units settled in [Subordinate Voting Shares] of the Company (or equivalent common shares should Subordinate Voting Shares cease to be available for issuance (the “Performance-Vested RSU’s”). The Performance-Vested RSU’s shall become vested during the Term as follows: 1/3 of the Performance-Vested RSU’s shall become vested when the 30-day volume weighted average price (“VWAP”) of the Company shares exceeds $0.85 USD, an additional 1/3 shall become vested when the 30-day VWAP exceeds $1.05 USD and the final 1/3 shall become vested when the 30-day VWAP exceeds $1.25 USD.       Vesting will accelerate and the
Performance-Vested RSU’s will become 100% vested in the event that the Employee is terminated by the Company for any reason other than for Cause, upon a resignation by the Employee for Good Reason, upon the Employee’s death or Disability or upon the consummation of a transaction constituting a Change in Control. The award of Performance-Vested RSU’s may be subject to the terms of an award agreement reasonably acceptable to the Employee that otherwise conforms to the requirements of this Section.

(c)            Debt Refinance Bonus. In the event that, during the Term, the Company refinances any outstanding debt of not less than $80,000,000 USD at an effective interest rate of not more than 9.75%, the Employee shall be entitled to the payment of a cash bonus in an amount equal to 1% of the total amount refinanced by the Company (the “Debt Refinance Bonus”). Any Debt Refinance Bonus payable under this Section shall be paid in a single lump-sum payment within 30 days following the consummation of the transactions otherwise triggering the obligation to pay the Debt Refinance Bonus.

(d)            Transaction Bonus. In the event that, during the Term, the Company consummates the acquisition of any other entity, or merger with another entity, where the total enterprise value of such other entity is $100,000,000 USD or greater, the Employee shall be entitled to the payment of a bonus in an amount equal to the 3.0% of the total enterprise value of such acquired entity (the “Transaction Bonus”). Any Transaction Bonus payable under this Section shall be paid 50% in stock of the Company and 50% in a single lump-sum cash payment within 30 days following the consummation of the transaction otherwise triggering the obligation to pay the Transaction Bonus.

(e)            Sale of the Company. In the event that, during the Term, the Company consummates a Change in Control transaction, the Employee shall be entitled to the payment of a cash bonus in an amount equal to the 3.0% of the total enterprise value of the Company in such transaction (“Sale Bonus”). Any Sale Bonus payable under this Section shall be paid in a single lump-sum cash payment within 30 days following the consummation of the transaction otherwise triggering the obligation to pay the Sale Bonus.

(f)            Capital Raise Bonus. In the event that, during the Term, the Company consummates a transaction raising additional capital at a price per share greater than $1.50 USD, the Employee shall be entitled to the payment of a cash bonus in an amount equal to the 3.0% of the total amount of consideration received by the Company (the “Capital Raise Bonus”). Any Capital Raise Bonus payable under this Section shall be paid in a single lump-sum payment within 30 days following the consummation of the transaction otherwise triggering the obligation to pay the Capital Raise Bonus.

(g)            Registration. To the extent permitted by applicable law, any shares of stock of the Company issued to the Employee under the terms of this Agreement or otherwise shall be publicly registered shares.

(h)            Change in Control Defined. “Change in Control” hereunder means the occurrence of any of the following events:

i.            Merger or Acquisition. The consummation of a merger, consolidation, or similar transaction involving the Company, where the shareholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity after the transaction.

ii.           Sale of Assets. The sale, transfer, or disposition of all or substantially all of the Company’s assets to any person or entity.

iii.          Change in Ownership. Any person or entity (or group) becomes the beneficial owner of more than 50% of the outstanding voting shares of the Company.

iv.            Board/Ownership Change: A majority of the Company’s Board of Directors is replaced within a 12-month period without approval of the incumbent Board.

4.3            Employee Benefits. While Employee is employed by the Company during the Term, Employee shall be entitled to participate in the retirement plans, health plans, and all other employee benefits made available by the Company (or its affiliates, as applicable) to similarly situated active employees of the Company or its affiliates, and as they may be changed from time to time. Employee acknowledges and agrees that Employee will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Company is under no obligation to Employee to establish and maintain any employee benefit plan in which Employee may participate. The terms and provisions of any employee benefit plan of the Company are matters within the exclusive province of the Company’s Board, subject to applicable law. Additionally, the Company will or will cause an affiliate to take out a $5,000,000 term life insurance policy for a beneficiary named by Employee.

4.4            Paid Time Off. While Employee is employed by the Company during the Term, Employee shall have available unlimited personal time off in accordance with the Company’s policies then in effect. Paid time off may be used for illness or other personal business, or as vacation time off at such times so as not to materially disrupt the operations of the Company. Paid time off is intended to be used, not stored, and these days shall in no event be converted to cash, nor shall any unused days be paid to Employee upon termination of his employment under this Agreement.

4.5            Business Expenses. While Employee is employed by the Company during the Term, the Company shall reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of Employee’s duties and responsibilities hereunder.

5.            Termination of Employment.

5.1            Termination of Employment Events. Employee’s employment with the Company is at-will. Employee’s employment with the Company will terminate immediately upon:

(a)            The date of Employee’s receipt of written notice from the Company of the termination of Employee’s employment (or any later date specified in such written notice from the Company);

(b)            Employee’s abandonment of Employee’s employment or the effective date of Employee’s resignation for Good Reason (as defined below) or any other reason (as specified in written notice from Employee);

(c)            Employee’s Disability (as defined below); or

(d)            Employee’s death.

5.2            Termination Date. The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date.” For purposes of the timing of any payments that constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”), the Termination Date means the date on which a “separation from service” has occurred within the meaning of Section 409A of the Code.

5.3            Resignation From Positions. Unless otherwise requested by the Board in writing, upon Employee’s termination of employment with the Company for any reason Employee shall automatically resign as of the Termination Date from all titles, positions and appointments Employee then holds with the Company or its affiliates, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and Employee hereby agrees to take all actions necessary to effectuate such resignations.

6.            Payments Upon Termination of Employment.

6.1            Termination of Employment Without Cause or for Good Reason During the Term. If Employee’s employment with the Company is terminated during the Term by the Company without Cause or by Employee for Good Reason, then the Company or its affiliate shall, in addition to paying Employee’s Base Salary and other compensation earned through the Termination Date, and subject to Section 6.8:

(a)            pay to Employee as severance pay an amount equal to one hundred percent (100%) of Employee’s annualized Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date that is after the expiration of all rescission periods identified in the Release (as defined in Section 6.8) but in no event later than seventy-five (75) days after the Termination Date; provided, however, if the payment could be made in two different calendar years based on the date on which Employee signs the Release and all rescission periods identified in the Release expire, then the payment shall be paid in a lump sum in the second calendar year but no later than March 15 of such calendar year;

(b)            accelerate the vesting of any equity incentive awards described in Section 4.2 or otherwise issued to the Employee that (but for this Section) remain subject to any time or performance vesting criteria as of the Termination Date such that the equity incentive awards become fully vested as of the Termination Date;

(c)            pay any other incentive compensation, including, without limitation, any Debt Refinance Bonus, Transaction Bonus, Sale Bonus, or Capital Raise Bonus earned but unpaid as of the Termination Date;

(d)            if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Company or its affiliate would pay if Employee remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the twelve (12) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage under applicable law (“Benefits Continuation Payments”); and

(e)            pay up to $10,000.00 USD for outplacement services by an outplacement services provider selected by Employee, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to Employee, in either case subject to Employee’s submission of appropriate receipts before the twelve (12) month anniversary of the Termination Date (the “Outplacement Payments”).

6.2            Termination Upon Death or Disability. If the Employee’s employment with the Company is terminated by reason of the Employee’s death or Disability, then the Company or its affiliate shall:

(a)            accelerate the vesting of any equity incentive awards described in Section 4.2 or otherwise issued to the Employee that (but for this Section) remain subject to any time or performance vesting criteria as of the Termination Date such that the equity incentive awards become fully vested as of the Termination Date;

(b)            pay any other incentive compensation, including, without limitation, any Debt Refinance Bonus, Transaction Bonus, Sale Bonus, or Capital Raise Bonus earned but unpaid as of the Termination Date.

6.3            Other Termination of Employment Events. If Employee’s employment with the Company is terminated by reason of:

(a)            Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason other than Good Reason; or

(b)            termination of Employee’s employment by the Company for Cause; then the Company or its affiliate shall pay to Employee or Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s Base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

6.4            Cause Defined. “Cause” hereunder means:

(a)            gross misconduct by Employee following a final determination by a court of competent jurisdiction;

(b)            fraud or embezzlement by Employee following a final determination by a court of competent jurisdiction.

If the Company terminates Employee’s employment for Cause pursuant to this Section 6.4, then Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

6.5            Good Reason Defined. “Good Reason” hereunder means the initial occurrence of any of the following events without Employee’s consent:

(a)            a material diminution in the Employee’s responsibilities, authority or duties or a change in Employee’s title or reporting responsibility;

(b)            a material diminution in the Employee’s salary, other than a general reduction in base salaries that affects all similarly situated Company employees in substantially the same proportions;

(c)            a material diminution in the Employee’s incentive compensation opportunities;

(d)            a relocation of the Employee’s principal place of employment to a location more than fifty (50) miles from his principal place of employment on the Effective Date; or

(e)            the material breach of this Agreement by the Company, provided, however, that “Good Reason” shall not exist unless Employee has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (a) through (d) above within thirty (30) days of the condition’s occurrence, such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from Employee, and the Termination Date as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

6.6            Disability Defined. “Disability” hereunder has the same meaning such term has in the Equity Incentive Plan.

6.7            The Company’s Sole Obligation. In the event of termination of Employee’s employment, the sole obligation of the Company to provide Employee with severance pay or benefits shall be its obligation to make the payments called for under this Agreement, as the case may be, and the Company shall have no other severance-related obligation to Employee or to Employee’s beneficiary or Employee’s estate. For avoidance of doubt, nothing in this Section 6.7 affects Employee’s right to receive any amounts due under the terms of any employee benefit plans or programs (other than any severance-related plan or program) then maintained by the Company in which Employee participates.

6.8            Conditions To Receive Payments. Notwithstanding the foregoing provisions of this Section 6, the. Company will not be obligated to make the payments set forth in Section 6:1 unless (a) Employee signs a release of claims in favor of the Company in a form to be reasonably acceptable to the Company (the “Release”), provided such Release shall not impose any conditions that expand the obligations of the Employee otherwise reflected in this Agreement and the Restrictive Covenants Agreement as in effect as of the Termination Date, (b) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Employee rescinding the Release, and (c) Employee is in material compliance with the terms of this Agreement and the Restrictive Covenants Agreement and any other written agreement between Employee and the Company.

7.            Section 409A and Taxes Generally.

7.1            Taxes. The Company or its affiliate is entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Company. Except for any tax amounts withheld from any compensation that Employee may receive in connection with Employee’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Employee is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Employee receives from the Company under this Agreement or otherwise in connection with Employee’s employment with the Company. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company.

7.2            Section 409A. This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Section 409A, including Sections 409A(a)(2), (3) and (4) of the Code and current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement:

(a)            all payments to be made to Employee hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified in this Agreement or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A;

(b)            the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of Employee’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to Employee related to Employee’s termination of employment, and any reference to Employee’s “Termination Date” or “termination” of Employee’s employment in shall mean the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii));

(c)            in the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b) (2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii);

(d)            to the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Employee incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;

(e)            to the extent any payment or delivery otherwise required to be made to Employee hereunder on account of Employee’s separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if Employee is a “specified employee” under Section 409A at the time of Employee’s separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Employee’s separation from service, or (ii) the date of Employee’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Employee or, if Employee has died to Employee’s estate, in a single payment or delivery (as applicable) all entitlements so delayed and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement; and

(f)            the Parties agree that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

8.            Miscellaneous.

8.1            Governance. The Employee shall have the right to appoint up to two (2) independent directors to the Company’s Board of Directors.

8.2            Integration. This Agreement and the Confidentiality Agreement embody the entire agreement and understanding among the Parties relative to subject matter hereof and combined supersede all prior agreements and understandings relating to such subject matter, including but not limited to any earlier offers to Employee by the Company; provided, however, this Agreement and the Confidentiality Agreement are not intended to supersede or otherwise affect the Equity Incentive Plan or any Award Agreement (as defined in the Equity Incentive Plan), each of which shall remain in effect in accordance with its terms.

8.3            Applicable Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule, whether of the State of Florida or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Florida.

8.4            Choice of Jurisdiction. Employee and the Company consent to jurisdiction of the courts of the State of Florida and/or the federal district courts, Southern District of Florida, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Company or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Employee’s employment with the Company or the termination of such employment shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Florida and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

8.5            Employee’s Representations. Employee represents that Employee is not subject to any agreement or obligation that would prevent or limit Employee from entering into this Agreement or that would be breached upon performance of Employee’s duties under this Agreement, including but not limited to any duties owed to any former employers not to compete. If Employee possesses any information that Employee knows or should know is considered by any third party, such as a former employer of Employee’s, to be confidential, trade secret, or otherwise proprietary, Employee shall not disclose such information to the Company or use such information to benefit the Company in any way.

8.6            Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties.

8.7            Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Employee, assign or delegate any of its rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 8.6. Employee may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee’s duties, responsibilities, or obligations hereunder is void.

8.8            Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties.

8.9            Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in fully force and effect.

8.10         Opportunity to Obtain Advice of Counsel. Employee acknowledges that Employee has been advised by the Company to obtain legal advice prior to executing this Agreement, and that Employee had sufficient opportunity to do so prior to signing this Agreement.

8.11           280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 9.10 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 8.10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.10. Any reduction in payments and/or benefits required by this Section 8 .10 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

[Signature Page Follows]

THIS EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

VIREO GROWTH INC.

/s/ Kyle Kingsley
By: Kyle Kingsley
Its: Chairman of the Board

EMPLOYEE:

/s/ John Mazarakis
John Mazarakis

[Signature Page to Employment Agreement]

Exhibit A

to Employment Agreement

Confidential Information, Intellectual Property Rights, Non-Competition and
Non-Solicitation Agreement